Filed Pursuant To Rule 433

Registration No. 333-275079

February 13, 2024

X/Twitter Post:

Live Address: https://twitter.com/2800345565/status/1757487827083047275

Text: The first month of $GBTC trading as an ETF has come and gone. We’re proud to have led efforts to expand the availability of bitcoin exposure for US investors.

For details and disclosures about Grayscale Bitcoin Trust, visit: etfs.grayscale.com/gbtc

GRAYSCALE®
GBTC
LISTED
NYSE
ARCA
11:56:09
NYSE
AN ice exchange

Link: https://etfs.grayscale.com/gbtc

Facebook

Live Address: https://www.facebook.com/1632920206924572/posts/898023478991377

Text: The first month of GBTC trading as an ETF has come and gone. We’re proud to have led efforts to expand the availability of bitcoin exposure for US investors.

For details and disclosures about Grayscale Bitcoin Trust, visit: etfs.grayscale.com/gbtc

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Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

An investment in the Trust involves a high degree of risk, including partial or total loss of invested funds. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust. Digital assets are not suitable for an investor that cannot afford loss of the entire investment. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs.

Link: https://etfs.grayscale.com/gbtc

LinkedIn

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7163253525500661761/

Text: The first month of GBTC trading as an ETF has come and gone. We’re proud to have led efforts to expand the availability of bitcoin exposure for US investors.

For details and disclosures about Grayscale Bitcoin Trust, visit: etfs.grayscale.com/gbtc

-

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Trust.

An investment in the Trust involves a high degree of risk, including partial or total loss of invested funds. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust. Digital assets are not suitable for an investor that cannot afford loss of the entire investment. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

We use the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Fund is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs.

Link: https://etfs.grayscale.com/gbtc

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.